Exhibit 99.1

Insulet Reports First Quarter 2016 Financial Results

First Quarter Revenue of $81.2 Million, up 69% Year-Over-Year, Exceeds Expectations

BILLERICA, MA - April 28, 2016 - Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System (OmniPod System), today announced financial results for the three months ended March 31, 2016.

First Quarter Highlights and Recent Developments:

•	First quarter revenue of $81.2 million exceeds the Company's guidance of $77 to $80 million and represents year-over-year growth of 69%.

◦	U.S. OmniPod revenue of $50.7 million, an increase of 28%.

◦	International OmniPod revenue of $15.4 million, an increase of 307%.

◦	Drug Delivery revenue of $15.1 million, an increase of 224%.

•	Completed divestiture of Neighborhood Diabetes supplies business in February 2016.

"We continue our strong momentum across our product lines as we successfully execute our key commercial and operational initiatives in diabetes and drug delivery," said Patrick Sullivan, President and Chief Executive Officer. "We achieved first quarter revenue growth which exceeded our expectations and we remain focused on our pathway to profitability. We continue to make progress building awareness of our OmniPod and are on track to drive further conversion of the significant market opportunity before us. We are building on our strong foundation and executing our winning strategy to deliver long-term sustainable and profitable growth, while improving the quality of life of those living with diabetes."

First Quarter 2016 Financial Results:

First quarter 2016 revenue increased 69% to $81.2 million compared to $48.1 million in the first quarter of 2015.

Operating loss for the first quarter of 2016 was $7.7 million, compared to an operating loss of $7.3 million in the first quarter of 2015.

Net loss from continuing operations for the first quarter of 2016 was $10.7 million, or $0.19 per share, compared with a net loss from continuing operations of $10.4 million, or $0.18 per share, in the first quarter of 2015.

Guidance:

•
For the year ending December 31, 2016, the Company is reaffirming its revenue guidance of $330 to $350 million compared to 2015 revenue from continuing operations of $263.9 million[1]. This represents year-over-year revenue growth of approximately 30% at the mid-point of the range.

•
For the quarter ending June 30, 2016, the Company is introducing revenue guidance in the range of $81 to $84 million compared to second quarter 2015 revenue from continuing operations of $60.6 million[1]. This represents year-over-year revenue growth of over 35% at the mid-point of the range.

Future results may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, associated with the Neighborhood Diabetes business and the Company's continuing operations.

Divestiture of Neighborhood Diabetes:

On February 12, 2016, Insulet sold its wholly-owned Neighborhood Diabetes supplies business to Liberty Medical, LLC for approximately $5 million in cash, subject to certain customer closing adjustments. Beginning in the first quarter of 2016, the results of operations, assets, and liabilities of Neighborhood Diabetes are classified as discontinued operations for all periods presented.

1 The Company's guidance discussion above compares 2016 expected revenue to the unaudited 2015 revenue from continuing operations which excludes Neighborhood Diabetes as if the divestiture occurred on January 1, 2015. The revenue from continuing operations for the year ended December 2015 and the second quarter of 2015 are included as an appendix to this press release.

Conference Call:

Insulet will host a conference call at 4:30 p.m. (Eastern Time) on April 28, 2016 to discuss the financial results and outlook. The link to the live call will be available on the Investor Relations section of the Company's website at http://investors.insulet.com, "Events and Presentations", and will be archived for future reference. You may also access the call by dialing (844) 831-3022 for domestic callers or (315) 625-6887 for international callers, passcode 79315263. A replay will be available two hours after the completion of the call by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 79315263.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and a fully-automated cannula insertion. Insulet's Delivery Systems business also partners with global pharmaceutical and biotechnology companies to tailor the OmniPod technology platform for the delivery of subcutaneous drugs across multiple therapeutic areas. To read inspiring stories of people with diabetes living their lives to the fullest with

OmniPod, please visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement:

The 2016 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Form 10-Q for the quarter ended March 31, 2016. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on its principal product, the OmniPod System; Insulet's ability to reduce production costs and increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform laws; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or third-party suppliers on which Insulet is dependent; the potential establishment of a competitive bid program for conventional insulin pumps; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet's inability to secure and retain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod System; failure to retain key payor partners and their members; potential adverse effects resulting from competition; technological change and product innovation adversely affecting the Company's business; potential termination of Insulet's license to incorporate a blood glucose meter into the OmniPod System or its inability to enter into new license agreements; challenges to the future development of our non-insulin drug delivery business; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe or misappropriate the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations, the potential violation of federal or state laws prohibiting "kickbacks" or protecting the confidentiality of patient health information, or any challenge to or investigation into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates of our customer base; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet's competitors; potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the OmniPod System; the concentration of substantially all of Insulet's operations at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain personnel; Insulet's ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions or investments in new businesses; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal control over financial reporting; the volatility of the trading price of Insulet's common stock; risks related to future sales of its common stock or the conversion of any of the Convertible Senior Notes; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 29, 2016 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations and Media Contact:

Deborah R. Gordon
Vice President, Investor Relations and Corporate Communications
(978) 600-7717
dgordon@insulet.com

INSULET CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2016	2015
(Unaudited) (In thousands, except share and per share data)
Revenue	$81,213	$48,148
Cost of revenue	37,162	18,955
Gross profit	44,051	29,193
Operating expenses:
Research and development	12,989	8,207
Sales and marketing	24,022	14,710
General and administrative	14,739	13,542
Total operating expenses	51,750	36,459
Operating loss	(7,699)	(7,266)
Interest expense	(3,096)	(3,179)
Other income, net	170	27
Interest and other expense, net	(2,926)	(3,152)
Loss from continuing operations before income taxes	(10,625)	(10,418)
Income tax expense	(64)	(24)
Net loss from continuing operations	$(10,689)	$(10,442)
Loss from discontinued operations, net of tax ($408 and $28, respectively)	(1,792)	(1,392)
Net loss	$(12,481)	$(11,834)
Net loss per share basic and diluted:
Net loss from continuing operations per share basic and diluted	$(0.19)	$(0.18)
Net loss from discontinued operations per share basic and diluted	$(0.03)	$(0.03)
Weighted-average number of shares outstanding	57,029,575	56,496,648

INSULET CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
(Unaudited) (In thousands, except per share data)
ASSETS
Current Assets
Cash and cash equivalents	$111,635	$122,672
Accounts receivable, net	40,474	42,530
Inventories, net	14,024	12,024
Prepaid expenses and other current assets	5,712	4,283
Current assets of discontinued operations	—	9,252
Total current assets	171,845	190,761
Property and equipment, net	41,695	41,793
Intangible assets, net	885	933
Goodwill	39,761	39,607
Other assets	588	76
Long-term assets of discontinued operations	—	1,956
Total assets	$254,774	$275,126
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$13,482	$15,213
Accrued expenses and other current liabilities	30,385	36,744
Deferred revenue	1,461	2,361
Current portion of capital lease obligations	4,447	5,519
Current liabilities of discontinued operations	—	5,319
Total current liabilities	49,775	65,156
Capital lease obligations	—	269
Long-term debt, net of discount	173,681	171,698
Other long-term liabilities	4,922	3,952
Total liabilities	228,378	241,075
Stockholders’ Equity
Preferred stock, $.001 par value	—	—
Common stock, $.001 par value	57	57
Additional paid-in capital	690,619	686,193
Accumulated other comprehensive loss	(254)	(654)
Accumulated deficit	(664,026)	(651,545)
Total stockholders’ equity	26,396	34,051
Total liabilities and stockholders’ equity	$254,774	$275,126

INSULET CORPORATION
REVENUES FROM CONTINUING OPERATIONS
(Reflecting Divestiture of Neighborhood Diabetes)

	Year Ended December 31, 2015
	Total	Adjustments(1)	Continuing Operations
(Unaudited) (In thousands)
Revenue	$324,225	$(60,332)	$263,893

	Quarter Ended June 30, 2015
	Total	Adjustments(1)	Continuing Operations
(Unaudited) (In thousands)
Revenue	$75,588	$(15,037)	$60,551

(1)
Includes adjustments for revenue due to the divestiture of the Neighborhood Diabetes supplies business in February 2016. The adjustments reflect the divestiture as if it occurred on January 1, 2015. The differences between the reported revenue results for Neighborhood Diabetes and the adjustments represent the portion of OmniPod sales transacted through Neighborhood Diabetes which remain with Insulet's continuing operations.